Exhibit (a)(4)


                 ALLSTATE FINANCIAL CORPORATION

         Offer to Exchange $1,000.00 Principal Amount of
      Convertible Subordinated Notes due September 30, 2000
             for each 157.48 shares of Common Stock
                       ___________________


To Our Clients:

     Enclosed for your consideration is an Offering Circular, dated November 28, 1995 (the "Offering Circular"), and a form of Letter of Transmittal (the "Letter of Transmittal"), which, together set forth the offer (the "Exchange Offer") of Allstate Financial Corporation, a Virginia corporation (the "Company") to exchange $1,000.00 principal amount of Convertible Subordinated Notes due September 30, 2000 (the "Notes") for each 157.48 shares of its Common Stock, no par value per share (the "Common Stock"). The terms of this Exchange Offer equate to $6.35 principal amount of Notes for each share of Common Stock properly tendered for exchange. To the extent the number of shares of Common Stock tendered by the holder thereof exceeds 157.48 (or a whole multiple thereof), the holder shall receive a new certificate representing the whole number of excess shares and a cash payment by the Company for any remaining fractional share at a rate of $6.35 per share of Common Stock. The Offer to Exchange and the Letter of Transmittal are being forwarded to you as the beneficial owner of shares of Common Stock held by us for your account but not registered in your name. A tender of such shares can be made only by us as the holder of record and only pursuant to your instructions.

     Upon the terms and subject to the conditions of the Exchange Offer, if shares of Common Stock have been validly tendered and not withdrawn prior to 5:00 P.M., Eastern Standard Time, on January 12, 1996, the shares of Common Stock so tendered will, upon the terms and subject to the conditions of the Exchange Offer, be purchased and shares of Common Stock tendered after such date and time will not be purchased.

     Your attention is called to the following:

     1. The Company is only authorized to issue up to $2,162,000 principal amount of Notes and therefore the Company will only purchase up to that number of shares of Common Stock properly tendered to it pursuant to the Exchange Offer that would allow it to issue Notes in an aggregate principal amount of up to $2,162,000. In the event shares of Common Stock in excess of that number are properly tendered to the Company for exchange pursuant to the terms of the Exchange Offer, the Company will only accept for exchange from each tendering holder of Common Stock a stockholder's pro rata portion of the total number of shares of Common Stock properly tendered for exchange, rounded down to the nearest whole multiple of 157.48 shares. In this event, the excess shares of Common Stock tendered by the stockholder to the Company over the stockholder's pro rata amount of tendered shares, as rounded down to the nearest whole multiple of 157.48, will not be accepted by the Company for exchange, and each such stockholder shall receive a new certificate for shares of Common Stock representing the whole number of excess shares and a cash payment by the Company for any fractional share at a rate of $6.35 per share of Common Stock.

     2. Tendering shareholders will not be obligated to pay brokerage commission or, subject to instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of shares of Common Stock by the Company pursuant to the Exchange Offer.

     3. The Expiration Date (unless extended) of the Exchange Offer is 5:00 P.M., Eastern Standard Time, on January 12, 1996. Your instructions to us should be forwarded in ample time to permit us to submit a tender on your behalf.

     If you wish to have us tender all of your shares of Common Stock, will you kindly so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. The enclosed specimen Letter of Transmittal is furnished to you for information only and may not be used to tender shares of Common Stock.

     The Exchange Offer is not being made to, nor will the Company accept tenders from, holders of shares of Common Stock in any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the laws of such jurisdiction or if the making or acceptance of the Exchange Offer would violate or contravene any agreement to which the Company is a party. In any jurisdiction the securities or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

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                          INSTRUCTIONS


     The undersigned acknowledge(s) receipt of your letter enclosing the Offering Circular, dated November 28, 1995 (the "Offering Circular"), relating to the offer by Allstate Financial Corporation to exchange $1,000.00 principal amount of Convertible Subordinated Notes due September 30, 2000 for each 157.48 shares of its Common Stock, no par value per share (the "Common Stock").

     This will instruct you to tender to the Company the number of shares of Common Stock indicated below which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offering Circular, and in the related Letter of Transmittal that you have furnished to the undersigned.

Date: _______________________, 199__

                                        Sign Here


                              ___________________________________
                                        Signature(s)

                              ___________________________________
                                        (Please print name(s))

                              ___________________________________
                                        (Street Address)

                              ___________________________________
                                        (City, State, Zip)


Aggregate number of shares of Common Stock to be tendered by us

______________________________
     shares of Common Stock

Unless a specific contrary Instruction is given in the spaces provided, your signature(s) hereon shall constitute an instruction to us to tender all your shares of Common Stock pursuant to the terms and conditions set forth in the Offering
Circular and the Letter of Transmittal.

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